Exhibit 99.4

Jimmy C. Hawkins

c/o Roosevelt Resources, LP

5956 Sherry Lane, Suite 215

Dallas, TX 75225

Consent to Reference in Proxy Statement/Prospectus

Arcadia Biosciences, Inc. is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the combined company following the consummation of the exchange transaction described in the Registration Statement. I also consent to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Jimmy C. Hawkins

Name: Jimmy C. Hawkins

Date: February 14, 2025